UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2006
Live Nation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

9348 Civic Center Drive
Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 867-7000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 1, 2006, SFX Entertainment, Inc. (d/b/a Live Nation) (the “Company”), a subsidiary of Live Nation, Inc., entered into an employment agreement with Charles Walker (the “Employment Agreement”). The Employment Agreement provides that Mr. Walker will serve as President of North America Music.
     The term of the Employment Agreement starts on May 1, 2006, and ends on May 1, 2008. Under the Employment Agreement, Mr. Walker receives a base salary of $450,000 per year, which will be increased on each anniversary date of the Employment Agreement by an amount not less than 4%. Mr. Walker is eligible to receive an annual performance bonus based upon year-over-year combined EBITDA (as defined in the Employment Agreement) growth in 1% increments for the Company’s divisions referred to as NA Music Live (including Motorsports) and NA Venues. Mr. Walker’s target bonus is $200,000 at 15% EBITDA growth.
     The Company may terminate the Employment Agreement with or without Cause (as defined in the Employment Agreement). Mr. Walker may terminate the Employment Agreement at any time for Good Reason (as defined in the Employment Agreement), subject to the Company’s right to cure, and without Cause by providing the Company with 12 months advance written notice of his intent to terminate the employment relationship. For a termination by Mr. Walker without Cause, the Company may determine an earlier termination date on which employment will end and is not required to continue employment during the notice period. If Mr. Walker’s employment is terminated by the Company without Cause, Mr. Walker will receive a lump sum payment of accrued and unpaid base salary, prorated bonus, if any, unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan. In addition, in the event of a termination by the Company without Cause, any stock options granted to Mr. Walker during the term of the Employment Agreement will be deemed to have vested at a rate of 20% per year up to the date of termination.
     If Mr. Walker terminates his employment with the Company for Good Reason, he will receive a lump sum payment of accrued and unpaid base salary, prorated bonus, if any, unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan. Additionally, in the event of a termination by the Company without Cause or by Mr. Walker for Good Reason, Mr. Walker may elect to either (i) receive a lump sum amount equal to six months of his annual base salary, subject to certain conditions, or (ii) serve as an exclusive part-time consultant for a period of six months after the date of termination (the “Consulting Period”), agree not to directly or indirectly compete with the Company during the Consulting Period, sign a general release of claims and receive a lump sum amount equal to six months of his annual base salary plus an amount equal to six months of his annual base salary, payable in accordance with ordinary payroll practices and deductions during the Consulting Period. In addition, in the event the Company terminates Mr. Walker’s employment without Cause or Mr. Walker terminates his employment for Good Reason, Mr. Walker will receive a prorated portion of the bonus he earned in the previous year if such termination date is on or between January 1 and May 31, or, if the termination date is after June 1, he will receive a prorated portion of the bonus for the year in which he is terminated, payable by March 31 of the following year. Also in the event of a termination by the Company without Cause or by Mr. Walker for Good Reason, the Company will pay for Mr. Walker’s health insurance coverage through the earlier of the date

12 months after the date of termination and the date on which Mr. Walker becomes covered under the health insurance plan of a subsequent employer.
     The Employment Agreement provides that Mr. Walker may not compete with the Company during his employment with the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during his employment with the Company, including any area within a 50 mile radius of any such location. The Employment Agreement also provides that Mr. Walker may not solicit or hire employees of the Company (other than his assistant), or any subsidiary or affiliate of the Company, during the term of his employment with the Company and for a period of 12 months thereafter. Additionally, Mr. Walker is not allowed to disclose any confidential information related to the Company and agreed that he would not during employment and/or at any time thereafter use such confidential information to compete, directly or indirectly, with the Company.
     The description of the Employment Agreement set forth above is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Exhibit Title
10.1	Employment Agreement entered into May 1, 2006 by and between SFX Entertainment, Inc., d/b/a Live Nation and Charles Walker

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 5, 2006

LIVE NATION, INC.

By:	/s/ Kathy Willard

Kathy Willard
Executive Vice President and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
10.1	Employment Agreement entered into May 1, 2006 by and between SFX Entertainment, Inc., d/b/a Live Nation and Charles Walker